Exhibit 99.1

Contacts:

Investors:	Media:
Anna Marie Dunlap	Robert Jaffe
SVP Investor Relations	Pondel Wilkinson, Inc.
Corinthian Colleges, Inc.	310-279-5969
714-424-2678

CORINTHIAN COLLEGES REPORTS

FISCAL 2008 SECOND QUARTER

New Student Starts Up 10.0%

Total Student Population Up 9.6%

Santa Ana, CA, January 29, 2008 – Corinthian Colleges, Inc. (NASDAQ:COCO) reported financial results today for the second quarter ended December 31, 2007. The results exceeded our guidance for starts and revenue and were at the high end of guidance for earnings per share.

“In the second quarter we continued our positive growth trend, posting a 10% increase in new student starts,” said Jack D. Massimino, Corinthian’s chief executive officer. “More effective marketing, coupled with higher employee retention and continued improvement in other key business processes, has helped generate enrollment growth over the past three quarters. We expect that growth to continue in the second half of the fiscal year.”

“We recently reported that Sallie Mae and two other lenders will no longer make private loans available to our students who are subprime borrowers,” Massimino continued. “In the face of this change in lender policy, our top priority is to ensure continued access to education for our students. Our current students will continue to receive previously-approved financing through existing arrangements, and we are confident that we can arrange financing for the vast majority of incoming students through Title IV, our internal lending program, and other resources. In addition, we are exploring several alternatives that will allow us to reduce our reliance on third party lenders. Given our growth and operational momentum, we believe we are in a good position to navigate the transition from current lending sources to other alternatives.”

Comparing the second quarter of fiscal 2008 with the same quarter of the prior year (Data is for continuing operations only, unless otherwise noted. More detail is provided in the “Discontinued operations” section below and in the table which accompanies this release.):

•	Net revenue was $272.6 million versus $235.1 million, up 15.9%.

•	Total student population at December 31, 2007 was 67,744 versus 61,800 at December 31, 2006, an increase of 9.6%.

•	Total student starts were 22,698 versus 20,630, an increase of 10.0%. Including discontinued operations, starts increased 8.4%.

•	Operating income was $14.7 million, compared with $4.5 million. Q2 07 included $2.4 million in expenses related to the impairment, facility closing and severance.

•	Income from continuing operations was $9.1 million, compared with net income of $3.3 million. Net loss from discontinued operations was $1.0 million.

•	Diluted earnings per share from continuing operations were $0.11 versus $0.04. The diluted loss per share from discontinued operations was $0.01.

Q2 08 Financial Review

Discontinued operations - As previously reported, during fiscal 2008 we expect to divest the CDI campuses outside of the Ontario, Canada province, as well as the WyoTech Boston campus. Until the divestitures are complete, these campuses will be accounted for as discontinued operations. In Q2 08, discontinued operations lost $1.0 million.

In December 2007, we entered into an asset purchase agreement to sell our CDI schools outside of Ontario. These schools are being sold to a wholly-owned subsidiary of the Eminata Group, in a cash transaction valued at CAD $7.4 million. We expect the transaction to close in Q3 08.

Educational services expenses were 57.3% of revenue in Q2 08 versus 57.0% in Q2 07. Bad debt expense was 6.0% of revenue in Q2 08 versus 6.3% in Q2 07. The decrease in bad debt expense is partially the result of hiring more financial aid processors and reducing the backlog of student loans to be processed.

Marketing and admissions expenses were 26.8% of revenue in Q2 08 versus 27.2% in Q2 07. Advertising costs declined as a percent of revenue, offset by increased admissions representative staffing.

General and administrative expenses were 10.6% of revenue in Q2 08 versus 12.9% in Q2 07. Expenses in Q2 07 were higher than usual, as they included professional fees related to the review of historic stock option grants and an increase in litigation reserves.

Operating margin – As a result of the factors outlined above, our operating margin from continuing operations was 5.4% in Q2 08 versus 1.9% in Q2 07.

Cash, restricted cash and marketable securities totaled $72.3 million at December 31, 2007, compared with $114.8 million at June 30, 2007. The higher cash balance at June 30, 2007 included approximately $80.0 million in temporary borrowing.

Cash flow from operations, including discontinued operations, was $59.3 million in the first half of fiscal 2008, versus $30.3 million in the first half of fiscal 2007.

Capital expenditures were $24.6 million in the first half of fiscal 2008 compared with $34.1 million in the first half of fiscal 2007.

Changes in Third-Party Student Lending

In a Form 8-K issued on January 22, 2008, we reported that Sallie Mae and two other lenders will no longer make private (non-Title IV) loans available for students who are subprime borrowers. Sallie Mae’s change in policy applies to subprime borrowers at any post-secondary institution.

Sallie Mae provided 90% of private loans for Corinthian’s students in the United States. Private loans constituted approximately 13% of our U.S. revenue (on a cash basis) in fiscal 2007. On January 18, 2008, we received a letter from Sallie Mae indicating that effective March 1, 2008, it would no longer provide private loans for Corinthian students in the subprime credit category. In fiscal 2007, approximately 75% of the portfolio of private loans to students were subprime. We understand that Sallie Mae plans to honor its loan obligations to current students through the duration of their programs; continue providing private loans to students with prime credit scores; and continue providing federal Title IV loans.

The company is considering several alternatives for replacing the student financing formerly provided by Sallie Mae and other lenders. These include: changing the mix of funding sources to reduce reliance on third-party loans (by, among other things, requiring additional cash payments from students while they attend school); expanding our own lending program; using third party lenders to issue the loans, which Corinthian would guarantee against default; seeking new lenders who will make private loans available to our students in both the prime and subprime credit categories.

For more detail on this matter, see the Form 8-K.

Guidance

We are currently analyzing the financial impact of the policy changes by third-party lenders, as well as the alternatives described above. Our preliminary analysis indicates that in the second half of fiscal 2008 these lending changes will reduce earnings by approximately $0.03 - $0.04 per diluted share. Our previous fiscal year 2008 guidance was $0.40 - $0.45 per diluted share, with the previously-announced expectation that we would be at the high end of the range. We now expect to be at the low end of the same range.

We anticipate that it will take several more months to quantify the impact of the lending changes on fiscal 2009 and beyond. We plan to provide fiscal 2009 guidance during our regularly scheduled fourth quarter and fiscal year-end conference call in late August 2008.

Conference Call Today

We will host a conference call today at 12:00 p.m. Eastern Time (9:00 a.m. Pacific Time), for the purpose of discussing second quarter results. The call will be open to all interested investors through a live audio web cast at www.cci.edu (Investor Relations/Webcasts & Presentations) and www.earnings.com. The call will be archived on www.cci.edu after the call. A telephonic playback of the conference call will also be available through 5:00 p.m. EDT, Tuesday, February 5, 2008. To hear the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international) and enter passcode 51626958.

About Corinthian Colleges, Inc.

Corinthian Colleges, Inc. is one of the largest post-secondary education companies in North America. The Company’s mission is to prepare students for careers in demand or for advancement in their chosen field. Corinthian offers diploma programs and associate’s, bachelor’s, and master’s degrees in a variety of high-demand occupational areas, including healthcare, business, criminal justice, transportation technology and maintenance, construction trades and information technology. More information can be found on Corinthian’s website at www.cci.edu.

Certain statements in this Report on Form 8-K may be deemed to be forward-looking statements under the Private Securities Litigation Reform Act of 1995. The Company intends that all such statements be subject to the “safe-harbor” provisions of that Act. Such statements include, but are not limited to, those pertaining to our expectations regarding (i) continued enrollment growth; (ii) current students continuing to receive previously-approved financing through existing arrangements; (iii) Sallie Mae honoring its loans to current students; (iv) Sallie Mae continuing to provide private loans to students with prime credit scores; (v) Sallie Mae continuing to provide federal Title IV loans; (vi) current students continuing to have the financing they need through existing arrangements; (vii) our ability to arrange financing for incoming students through Title IV, our internal lending program, and other resources; (viii) the ability or willingness of lenders to provide alternative loans to credit worthy students; and (ix) the statements included under the heading “Guidance” above. Many factors may cause the company’s actual results to differ materially from those discussed in any such forward-looking statements, including risks associated with variability in the expense and effectiveness of the company’s advertising and promotional efforts; the uncertain future impact of the new student information system; increased competition; the Company’s effectiveness in its regulatory compliance efforts; the outcome of the OIG/DOE investigation; the outcome of pending litigation against the company; the outcome of ongoing reviews and inquiries by accrediting, state and federal agencies; risks associated with unfavorable changes in the cost or availability of alternative loans for our students; potential higher bad debt expense or reduced revenue associated with requiring students to pay more of their educational expenses while in school; the potential inability or failure of the Company to develop underwriting guidelines that will limit the risk of higher student loan defaults and higher bad debt expense; general market conditions (including credit and labor market conditions); and other risks and uncertainties described in the Company’s filings with the U.S. Securities and Exchange Commission. The historical results achieved by the Company are not necessarily indicative of its future prospects. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

###

Corinthian Colleges, Inc.

(In thousands, except per share data)

Consolidated Statements of Operations

	For the three months ended December 31,		For the six months ended December 31,
	2007	2006	2007	2006
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Net revenues	$272,564	$235,119	$520,085	$457,208
Operating expenses:
Educational services	156,114	133,905	303,184	264,121
General and administrative	28,758	30,371	54,979	57,848
Marketing and admissions	72,953	64,038	140,791	125,365
Impairment, facility closing, and severance charges		2,351		2,351

Total operating expenses	257,825	230,665	498,954	449,685

Income from operations	14,739	4,454	21,131	7,523
Interest (income)	(1,003)	(1,707)	(1,858)	(3,198)
Interest expense	554	829	1,125	1,587
Other (income) expense	(343)	192	(989)	457

Income (loss) before provision for income taxes	15,531	5,140	22,853	8,677
Provision (benefit) for income taxes	6,385	1,881	9,527	3,081

Income from continuing operations	$9,146	$3,259	$13,326	$5,596
Income (Loss) from discontinued operations, net of tax	(1,034)	(676)	(3,261)	(1,613)

Net income	8,112	2,583	10,065	3,983

Income per share - Basic:
Income from continuing operations	$0.11	$0.04	$0.16	$0.07
Income (loss) from discontinued operations	$(0.01)	$(0.01)	$(0.04)	$(0.02)

Net income	$0.10	$0.03	$0.12	$0.05

Income per share - Diluted:
Income from continuing operations	$0.11	$0.04	$0.16	$0.07
Income (loss) from discontinued operations	$(0.01)	$(0.01)	$(0.04)	$(0.02)

Net income	$0.10	$0.03	$0.12	$0.05

Weighted average number of common shares outstanding:
Basic	84,898	86,327	84,764	86,326
Diluted	86,350	87,474	86,072	87,486

Selected Consolidated Balance Sheet Data

			December 31, 2007	June 30, 2007
			(Unaudited)
Cash, restricted cash, and marketable securities			$72,286	$114,789
Receivables, net (including long term notes receivable)			$94,305	$85,214
Current assets			$226,962	$274,879
Total assets			$698,831	$733,935
Current liabilities			$177,376	$151,239
Long-term debt and capital leases (including current portion)			$46,701	$128,438
Total liabilities			$294,016	$348,513
Total stockholders’ equity			$404,815	$385,422